Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

This policy applies to all directors, officers and employees of Diversified Corporate Resources, Inc. or any of its subsidiaries.

Introduction

The Company’s reputation for honesty and integrity is the sum of the personal reputations of our directors, officers and employees.  To protect this reputation and to promote compliance with laws, rules and regulations, this Code of Business Conduct and Ethics (the “Code”) has been adopted by the Board of Directors. This Code is only one aspect of our commitment. Persons covered by this Code must also be familiar with and comply with all other Company policies.

This Code sets out the basic standards of ethics and conduct to which all of our directors, officers and employees are held.  These standards are designed to deter wrongdoing and to promote honest and ethical conduct, but will not cover all situations. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code.

If you have any doubts whatsoever as to the propriety of a particular situation, you should submit it in writing to the Chief Financial Officer, who will review the situation and take appropriate action in keeping with this Code, our other corporate policies, and the applicable law.  If your concern relates to the CFO, you should submit your concern, in writing, to the CEO.  The contact information for each of those individuals is included at the end of this Code.  If you are the CEO or a director, you will submit any concerns directly to the Board of Directors.

Those who violate the standards set out in this Code may be subject to disciplinary action including immediate termination or other action of the Board of Directors.

1.                                      Scope

As is evident from the wording of this Policy, some restrictions such as regarding outside business commitments, apply only to full-time employees.

2.                                      Honest and Ethical Conduct

We, as a Company, require honest and ethical conduct from everyone.  Each person has a responsibility to all other directors, officers and employees of the Company, and to the Company itself, to act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated.  Each person must otherwise conduct themselves in a manner that meets with ethical and legal standards.

3.                                      Compliance with Laws, Rules and Regulations

You are required to comply with all applicable governmental laws, rules and regulations, both in letter and in spirit.  Although you are not expected to know the details of all the applicable laws, rules and regulations, we expect you to seek advice from the Chief Financial Officer if you have any questions about whether the requirement applies to the situation or what conduct may be required to comply with any law, rule or regulation.

4.                                      Conflicts of Interest

You must handle, in an ethical manner, any actual or apparent conflict of interest between your personal and business relationships. A “conflict of interest” exists when a person’s private interests interferes in any material way with the interests of the Company and are prohibited by this policy.  For example, a conflict situation arises if you take actions or have interests that interfere with your ability to perform your work for the Company objectively and effectively.  Conflicts of interest also may arise if you, or a member of your family, receive an improper personal benefit as a result of your position with our Company.

If you become aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, you should report it promptly to the Chief Financial Officer or CEO.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. The following standards apply to certain common situations where potential conflicts of interest may arise:

A.            Gifts and Entertainment

Personal gifts and entertainment offered by persons doing business with the Company may be accepted when offered in the ordinary and normal course of the business relationship and the value of such gifts and entertainment is immaterial.  However, the frequency and cost of any such gifts or entertainment may not be so excessive that your ability to exercise independent judgment on behalf of our Company is or may appear to be compromised.

B.            Financial Interests in Other Organizations

The determination whether any outside investment, financial arrangement or other interest in another organization is improper depends on the facts and circumstances of each case.  Your ownership of an interest in another organization may be inappropriate if the other organization has a material business relationship with, or is a direct competitor of our Company and your financial interest is of such a size that your ability to exercise independent judgment on behalf of our Company is or may appear to be compromised.  As a general rule, a passive investment would not likely be considered improper if it: (1) is in publicly traded shares; (2) represents less than 1% of the outstanding equity of the organization in question; or (3) represents less than 5% of your net worth.  Other interests also may not be improper, depending on the circumstances.

C.            Outside Business Activities

The determination of whether any outside position an employee may hold is improper will depend on the facts and circumstances of each case.  Your involvement in trade associations, professional societies, and charitable and similar organizations will not normally be viewed as improper.  However, if those activities are likely to take substantial time from or otherwise conflict with an employee’s responsibilities to the Company, you should obtain prior approval from the Chief Financial Officer or the CEO.  Other outside associations or activities in which you may be involved are likely to be viewed as improper only if they would interfere with your ability to devote proper time and attention to your responsibilities to the Company or if your involvement is with another company with which the Company does business or competes.  For a director or the CEO, employment or affiliation with a company with which the Company does business or competes must be fully disclosed to the Company’s Board of Directors and must satisfy any other standards established by applicable law, rule (including rule of any applicable stock exchange) or regulation and any other corporate governance guidelines that our Company may establish.

D.            Indirect Violations

You should not indirectly, through a spouse, family member, affiliate, friend, partner, or associate, have any interest or engage in any activity that would violate this Code if such same interest or activity would violate this Code if held or untaken directly by you.  Any such relationship should be fully disclosed to our Company’s Chief Financial Officer or CEO (or the Board of Directors if you are a director or CEO of our Company), who will make a determination whether the relationship is inappropriate, based upon the standards set forth in this Code.

5.                                      Corporate Opportunities

You are prohibited from taking for yourself, personally, opportunities that are discovered through the use of corporate property, information or position, unless the Company through the Board of Directors has declined to pursue the opportunity.  You may not use corporate property, information, or position for personal gain, or to compete with the Company directly.  You owe a duty to the Company to advance its legitimate interests whenever the opportunity to do so arises.  Additional duties and responsibilities may be established in other Policies and or employee agreements.

6.                                      Fair Dealing

You should endeavor to deal fairly with the Company’s suppliers, competitors and employees and with other persons with whom the Company does business.  You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

7.                                      Public Disclosures

It is the Company’s policy to provide full, fair, accurate, timely, and understandable disclosure in all reports and documents that we file with, or submit to, the Securities and Exchange Commission and in all other public communications made by the Company as required by law.

8.                                      Confidentiality

You should maintain the confidentiality of all confidential information entrusted to you by the Company or by persons with whom the Company does business, except when disclosure is authorized or legally mandated.  Confidential information includes all non-public information that might be of use to competitors of, or harmful to, our Company or persons with whom the Company does business, if disclosed.

9.                                      Insider Trading

If you have access to material, non-public information concerning the Company, you are not permitted to use or share that information for stock trading purposes, or for any other purpose except the conduct of the Company’s business.  All non-public information about our Company should be considered confidential information.  Insider trading, which is the use of material, non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information, is not only unethical but also illegal.  The prohibition on insider trading applies not only to our Company’s securities, but also to securities of other companies if you learn of material non-public information about these companies in the course of your duties to the Company.  Violations of this prohibition against “insider trading” may subject you to criminal or civil liability, in addition to disciplinary action by our Company.   Additional requirements are enumerated in the separate Insider Trading Policy.

10.                               Protection and Proper Use of Company Assets

Each person has an obligation to take reasonable care to protect the Company’s assets and promote their efficient use.  Theft, carelessness, and waste have a direct impact on the Company’s profitability.  All corporate assets should be used for legitimate business purposes. The obligation of employees to protect the Company’s assets includes its proprietary information.  Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports.  Unauthorized use or distribution of this information violates this policy and could also be illegal and result in civil or criminal penalties.

11.                               Interpretations and Waivers of the Code of Business Conduct and Ethics

If you are uncertain whether a particular activity or relationship is improper under this Code or requires a waiver of this Code, you should disclose it to the Chief Financial Officer or CEO (or the Board of Directors if you are a director or the CEO), who will make a determination first, whether a waiver of this Code is required and second, if required, determine whether a waiver will be recommended.  You may be required to agree to conditions before a waiver or a continuing waiver is granted.  However, any waiver of this Code for an executive officer or director may be made only by the Company’s Board of Directors and will be promptly disclosed to the extent required by applicable law, rule (including any rule of any applicable stock exchange) or regulation.

12.                               Reporting any Illegal or Unethical Behavior

The Company desires to promote ethical behavior.  Employees are encouraged to talk to any appropriate personnel including the Chief Financial Officer or the CEO when in doubt about the best course of action in a particular situation.  Additionally, employees should promptly report violations of laws, rules, regulations or this Code to the Chief Financial Officer or CEO.  Any report or allegation of a violation of applicable laws, rules, regulations or this Code need not be signed and may be sent anonymously.  All reports of violations of this Code, including reports sent anonymously, will be promptly investigated and, if found to be accurate, acted upon in a timely manner.  If any report of wrongdoing relates to accounting or financial reporting matters, or relates to persons involved in the development or implementation of the Company’s system of internal controls, a copy of the report will be promptly provided to the Chairman of the Audit and Finance Committee of the Board of Directors, which may participate in the investigation and resolution of the matter.  It is the policy of the Company not to allow actual or threatened retaliation, harassment or discrimination against any employee as a result of allegations of misconduct by such employee against others so long as such allegations are made in good faith.  Employees are expected to cooperate in internal investigations of misconduct.

13.                               Compliance Standards and Procedures

This Code is intended as a statement of basic principles and standards and does not include specific rules that apply to every situation.  Its contents have to be viewed within the framework of the Company’s other policies, practices, instructions and the requirements of the law.  This Code is in addition to other policies, practices or instructions of the Company that must be observed.  Moreover, the absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility for exercising the highest ethical standards applicable to the circumstances.

In some situations, it is difficult to determine the correct course of action.  Because this Code does not anticipate every situation that will arise, it is important that each person approach a new question or problem in a deliberate fashion:

(a)                                  Determine if you know all the facts.

(b)                                 Identify exactly what it is that concerns you.

(c)                                  Discuss the problem with the Chief Financial Officer or CEO.

(d)                                 Seek help from other resources such as other management personnel.

(e)                                  Seek guidance before taking any action that you believe might be considered unethical or dishonest.

You will be governed by the following compliance standards:

•                                          You are personally responsible for your own conduct and for complying with all provisions of this Code and for properly reporting known or suspected violations;

•                                          You must use your reasonable efforts to ensure that other employees, with whom you deal, are aware of and comply with this Code;

•                                          No one has the authority or right to order, request or even influence you to violate this Code or the law; a request or order from another person will not be an excuse for your violation of this Code;

•                                          Any attempt by you to induce another director, officer or employee of the Company to violate this Code, whether successful or not, is itself a violation of this Code and may be a violation of law;

•                                          Any retaliation or threat of retaliation against any director, officer or employee of the Company for refusing to violate this Code, or for reporting in good faith the violation or suspected violation of this Code, is itself a violation of this Code and may be a violation of law; and

•                                          The Company requires that every reported violation of this Code be investigated.

Violation of any of the standards contained in this Code, or in any other policy, practice or instruction of the Company, can result in disciplinary action, including dismissal, and civil or criminal action against the violator.  This Code should not be construed as a contract of employment and does not change any person’s status as an at-will employee.

This Code is for the benefit of the Company, and no other person is entitled to enforce this Code.  This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code.

The contact information of the Chief Financial Officer and CEO of the Company are set forth below:

CEO J. Michael Moore	Chief Financial Officer Michael C. Lee
10670 N. Central Expressway #600 Dallas, Texas 75231 972-788-2755 Fax: 972-960-3936 mike.moore@dcri.net	10670 N Central Expressway #600 Dallas, Texas 75231 972-788-2755 Fax: 972-960-3936 michael.lee@dcri.net

Adopted by Resolution of the Board of Directors on
December 7, 2004

I hereby acknowledge receipt, review, understanding and acceptance of this Code of Business Conduct and Ethics Policy:

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